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                                                                  Exhibit 8(yyy)

                             FIRST AMENDMENT TO THE

                              JANUS INVESTMENT FUND

                 AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

This AMENDMENT is made this 14th day of December, 2007, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust") and JANUS SERVICES LLC, a Delaware limited liability company ("JSLLC").

                                   WITNESSETH

          WHEREAS, the Trust and JSLLC are parties to an Amended and Restated Transfer Agent Agreement dated June 18, 2002, as amended (the "Agreement");

          WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

          WHEREAS, the parties have agreed to amend the Agreement to comply with the Trust's Anti-Money Laundering Program (including customer identification) and U.S. Congress has enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as may be amended from time to time, and all regulations promulgated pursuant thereto (collectively, the "USA PATRIOT Act") and the Bank Secrecy Act, as amended, and the regulations promulgated pursuant thereto (collectively, the "BSA"); and

          WHEREAS, the parties have obtained appropriate Trustee approval to amend the Agreement;

          NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

     1. Section 4(k) of the Agreement shall be deleted in its entirety and replaced with the following:

          "k. Undertaking certain anti-money laundering responsibilities as detailed in Janus' Anti-Money Laundering Program (including customer identification) as approved by the Trustees pursuant to the USA PATRIOT Act and the Bank Secrecy Act, as amended (collectively, the "AML Acts"). JSLLC shall perform the services necessary to ensure that the Trust is in compliance with the AML Acts including but not limited to implementing policies and procedures, screening for customer identification, maintaining books and records and responding to requests for information pursuant to AML Acts."

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     2.   Section 4(m) is hereby added to the Agreement by inserting the following new paragraph:

               "b. JSLLC shall create and maintain books and records as required for the Trust by the AML Acts and make such books and records available for inspection to the U.S. Department of Treasury's Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the AML Acts. JSLLC will notify the Trust of any such requests."

     3. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     4. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS SERVICES LLC


                                        By: /s/ Gregory A. Frost
                                            ------------------------------------
                                            Gregory A. Frost
                                            Senior Vice President and
                                            Chief Financial Officer


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary